Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 10th day of January, 2006 is made by and between Regis Corporation, a Minnesota corporation (the “Corporation”), and Paul D. Finkelstein (“Executive”).

RECITALS

WHEREAS, the Corporation and Executive are parties to that certain Employment and Deferred Compensation Agreement, dated April 14, 1998, as amended (the “Existing Agreement”); and

WHEREAS, the Corporation anticipates entering into a strategic transaction (the “Transaction”) with Alberto-Culver Company (“Alberto-Culver”), pursuant to which Alberto-Culver will distribute to its stockholders all the shares of the subsidiary of Alberto-Culver that owns Alberto-Culver’s Sally Beauty Supply and Beauty Systems Group businesses (“Spinco”), following which a wholly owned subsidiary of the Corporation shall merge with Spinco and the Corporation shall issue shares of its common stock to the stockholders of Spinco; and

WHEREAS, the Transaction is expected to result in a substantial increase in the revenues of the Corporation; and

WHEREAS, subject to and conditioned upon the closing of the Transaction (the “Closing”), the Corporation and the Executive desire to terminate the Existing Agreement and to make effective this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the provisions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation agrees to employ Executive, and Executive agrees to such employment, upon the following terms and conditions:

1.             EFFECTIVE DATE; PERIOD OF EMPLOYMENT.  This Agreement shall be effective at 12:01 a.m. on the day immediately following the Closing (the “Effective Date”).  The employment of Executive by the Corporation pursuant to this Agreement shall be for a period (sometimes referred to herein as the “period of employment”) beginning on the Effective Date and continuing, unless sooner terminated as provided in Section 6 herein, until midnight on the day immediately preceding the fifth anniversary of the Effective Date.  The Corporation and the Executive recognize and acknowledge that this Agreement does not provide for any automatic renewal.

2.             DUTIES.  During the period of employment, Executive shall serve as President and Chief Executive Officer of the Corporation, and in such other additional office or offices to which he shall be elected by the Board of Directors of the Corporation (“Board”) with his approval, performing the duties of such office or offices held at the time and such other duties not inconsistent with his position as such an officer or director as are assigned to him by the Board or committees of the Board.  During the period of employment, Executive shall devote his full time and attention to the business of the Corporation and the discharge of the aforementioned duties, except for permitted vacations, absences due to illness, and reasonable time for attention to personal affairs and charitable activities.

3.             OFFICE FACILITIES.  During the period of employment, Executive shall have his office where the Corporation’s principal executive offices are located from time to time, which currently are at 7201 Metro Boulevard, Edina, Minnesota and the Corporation shall furnish Executive with office facilities reasonably suitable to his position at such location.

4.             COMPENSATION.  As compensation for his services performed hereunder, the Corporation shall pay or provide to Executive the following:

(a)           Base Salary.  The Corporation shall pay Executive a base salary (the “Base Salary”), calculated at the rate of One Million Dollars ($1,000,000.00) per annum (which Base Salary may be increased, but not reduced, by the Board at any time and from time to time in its discretion), payable monthly, semi-monthly or weekly according to the Corporation’s general practice for its executives, for the period of employment under this Agreement.  Such Base Salary may be increased each year by an amount determined by the Board of Directors.  Such Base Salary, including such annual increases (which shall be considered part of the Base Salary), shall not be reduced during the period of employment hereunder.

(b)           Bonus.  Executive shall be eligible for an annual performance bonus (the “Bonus”) of up to $2,000,000 (the “Maximum Bonus”) at the end of each fiscal year in which he remains employed, based upon meeting the performance-based earnings per share target set by the independent members of the Board pursuant to the Corporation’s Short-Term Incentive Compensation Plan.  For the 2006 fiscal year, Executive shall be entitled to receive a bonus of $1,000,000 at 100% of target; $375,000 at 85% of target; $1,500,000 at 105% of target and the Maximum Bonus at 110% or greater of target, with the Bonus calculated by interpolation between the amounts set forth for the specified percentages.

(c)           Other Incentive Plans.  During the period of employment, Executive shall be allowed to participate in such other incentive compensation programs in accordance with their terms as the Corporation may have in effect from time to time for its executive personnel, other than any annual cash bonus plan (which is dealt with in Section 4(b) hereof), and all compensation and other entitlements earned thereunder shall be in addition to, and shall not in any way reduce, the amount payable as Base Salary and Bonus.  In addition, on the Effective Date, the Corporation shall issue to Executive 125,000 share of restricted stock, pursuant to its Long Term Incentive Plan.  Such shares shall vest ratably on each of the five successive anniversaries of the Effective Date, provided the Executive is employed on such vesting dates.

(d)           Retirement Benefit.  Upon the termination of the period of employment, provided that this Agreement is not renewed or a new employment agreement is not entered into between the Corporation and Executive, the Corporation shall pay Executive an annual retirement benefit equal to 60% of the total of (i) Executive’s Base Salary for the fiscal year in which the period of employment terminates and (ii) Executive’s average

Bonus, earned at the end of the three fiscal years immediately preceding the date of the termination of the period of employment (the “Annual Retirement Benefit”); provided, however, that

(i) the Annual Retirement Benefit shall be a minimum of $1,200,000 in the event this Retirement Benefit becomes payable (x) as a result of a termination under Section 6(d) hereof or for Good Reason under Section 6(e) hereof, or (y) except as set forth in Section 4(d)(ii), prior to the time that the Bonus shall have been determined for the first fiscal year ending subsequent to the Effective Date;

(ii) if this Retirement Benefit becomes payable because Executive terminates employment under Section 6(e) without Good Reason prior to the third anniversary of the Effective Date, the Annual Retirement Benefit shall instead be equal to $600,000 if such termination occurs prior to the first anniversary of the Effective Date, $800,000 if such termination occurs on or after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, and $1,000,000 if such termination occurs on or after the second anniversary of the Effective Date but prior to the third anniversary of the Effective Date; and

(iii) except as set forth in Section 4(d)(ii), in the event this retirement benefit becomes payable prior to the time that the Bonus for three fiscal years can be determined, but after the Bonus has been determined for at least one fiscal year, the Annual Retirement Benefit shall be computed with reference to the Bonus for such one year or, if applicable, the average Bonus for two years.

The Annual Retirement Benefit shall be payable in equal monthly installments and shall be paid for the remainder of Executive’s life.  Upon Executive’s death, if his former spouse, Barbara, has survived him, 50% of the Annual Retirement Benefit shall be paid to her, in equal monthly installments, for the balance of her life.

(e)           Health, Welfare and Retirement Plans; Vacation.  During the period of employment, Executive shall be entitled to:

(i)            participate in such retirement, health (medical, hospital and/or dental) insurance, life insurance, disability insurance, flexible benefits arrangements and accident insurance plans and programs as are maintained in effect from time to time by the Corporation for its headquarters employees;

(ii)           participate in other non-duplicative benefit programs which the Corporation may from time to time offer generally to headquarters personnel of the Corporation;

(iii)          take vacations and be entitled to sick leave in accordance with the Corporation’s policy for executive personnel of the Corporation.

In addition to the foregoing, the Corporation shall reimburse Executive up to $179,000 annually for premiums paid by Executive with respect to life insurance coverage purchased by Executive.

(f)            Expenses.  Executive shall be reimbursed for reasonable business expenses incurred in connection with the performance of his duties hereunder consistent with the Company’s policy regarding reimbursement of such expenses.  With respect to any benefits or payments received or owed to Executive hereunder, Executive shall cooperate in good faith with the Corporation to structure such benefits or payments in the most tax-efficient manner to the Corporation.

5.             EFFECT OF DISABILITY AND CERTAIN HAZARDS.  Executive shall not be obligated to perform the services required of him by this Agreement during any period in which he is disabled or his health is impaired to an extent which would render his performance of such services hazardous to his health or life, and relief from such obligation shall not in any way affect his rights hereunder except to the extent that such disability or health impairment may result in termination of his employment by the Corporation pursuant to Section 6 herein.

6.             TERMINATION OF EMPLOYMENT.  The employment of Executive by the Corporation pursuant to this Agreement may be terminated by the Corporation or the Executive at any time, as follows:

(a)           Death.  In the event of Executive’s death prior to the expiration of the period of employment hereunder, such employment shall terminate on the date of death.

(b)           Permanent Disability.  Such employment may be terminated by the Corporation prior to the expiration of the period of employment hereunder due to Executive’s physical or mental disability or health impairment which prevents the effective performance by Executive of his duties hereunder on a full time basis, with such termination to occur (i) with respect to disability, on or after the time which Executive becomes entitled to disability compensation benefits under the Corporation’s long term disability benefit program then in effect or (ii) with respect to health impairment, after Executive has been unable to substantially perform his services hereunder for six consecutive months.  Any dispute as to Executive’s physical or mental disability or health impairment shall be settled by the opinion of an impartial physician selected by the parties or their representatives or, in the event of failure to make a joint selection after request therefor by either party to the other, a physician selected by the Corporation, with the fees and expenses of any such physician to be borne by the Corporation.

(c)           Cause.  The Corporation, by giving written notice of termination to Executive, may terminate such employment at any time prior to the expiration of the period of employment hereunder for Cause, which means that such termination must be due to (1) acts during the term of this Agreement or the Existing Agreement (A) resulting in a felony conviction under any Federal or state statute or (B) substantial non-performance of Executive of his employment duties required by this Agreement or (2) Executive willfully engaging in dishonesty or gross misconduct injurious to the Corporation during the term of this Agreement or the Existing Agreement, with “Cause” to be determined in any case by the Board after reasonable written notice to Executive and an opportunity for Executive to be heard at a meeting of the Board and with reasonable opportunity (of not less than 30 days) in the case of clause (1)(B) to cease substantial non-performance.

(d)           Without Cause.  The Corporation may terminate such employment at any time prior to said date without Cause (which shall be for any reason not covered by preceding subsections (a) through (c)) upon 60 days prior written notice to Executive.

(e)           By Executive.  Executive may terminate such employment at any time for an applicable Good Reason (subject to Section 6(f)).  Executive may also terminate such employment for any other reason upon prior written notice thereof to the Corporation, and Executive agrees to use his reasonable best efforts to provide 12 months’ prior written notice in such event.

(f)            Notice of Good Reason.  If Executive believes that he is entitled to terminate his employment with the Corporation for an applicable Good Reason, he may apply in writing to the Corporation for confirmation of such entitlement prior to the Executive’s actual separation from employment, by following the claims procedure set forth in Section 10 hereof.  The submission of such a request by an Executive shall not constitute “Cause” for the Corporation to terminate Executive under Section 6(c) hereof; and Executive shall continue to receive all compensation and benefits he was receiving at the time of such submission throughout the resolution of the matter pursuant to the procedures set forth in Section 10 hereof.  If the Executive’s request for a termination of employment for Good Reason is denied under both the request and appeal procedures set forth in Sections 10(a) and (b) hereof, then the parties shall promptly submit the claim to binding arbitration pursuant to Section 10(c) and use their best efforts to conclude the arbitration within ninety (90) days after the claim is submitted.

(g)           Notice of Termination.  Any termination of the Executive’s employment by the Corporation or by the Executive (other than termination based on the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  For purposes of this Agreement, no purported termination shall be effective without the delivery of such Notice of Termination.

(h)           Date of Termination.  The date of termination of Executive’s employment shall mean (i) if the Executive is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated due to a permanent disability or health impairment, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such period), (iii) if the Executive’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date shall be the later of thirty (30) days after termination as provided by the Notice of Termination or the date of the final resolution of the arbitration and claims procedures set forth in Section 11 hereof, unless otherwise agreed by the Executive and Corporation or otherwise provided in this Agreement.

7.             PAYMENTS UPON TERMINATION.

(a)           Death or Disability.  If Executive’s employment is terminated by reason of his death or permanent disability, he shall be entitled to the following:

(i)            Accrued Compensation.  All compensation due Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination (except, in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law), and all such compensation accrued as of the date of such termination but not previously paid shall be paid to Executive at the time such payment otherwise would be due (the foregoing being hereinafter referred to as the “Accrued Compensation”).

(ii)           Accrued Obligations.  In addition, Executive shall also be entitled to the following, which are hereinafter referred to as the “Accrued Obligations:” (x) a payment equal to the highest Bonus paid or payable to Executive in respect of the three fiscal years prior to the date of termination (the “Highest Annual Bonus”), pro rata based on the portion of the year ended on the date of the termination; (y) unpaid deferred compensation under the Regis Corporation Non-Qualified Deferred Compensation Plan, together with all earnings thereon (it being understood that this is separate from, and in addition to, the Retirement Benefit set forth in Section 4(d) hereof); and (z) accrued vacation pay.

(iii)          Acceleration of Vesting.  All options to purchase the Corporation’s common stock and shares of restricted stock held by Executive at the time of such termination but still subject to vesting, shall be fully and immediately vested.  All other benefits or interests of Executive in any of the Corporation’s long term incentive plans or arrangements which are subject to vesting shall be fully and immediately vested.

(iv)          Benefits.  In lieu of continuation coverage Executive may have been entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for three years subsequent to the termination of employment, Executive shall be entitled to the continuation of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits that he had received (including equivalent coverage for his spouse and dependent children) immediately prior to termination of employment, as if he had continued to be an executive employee of the Corporation.  In the event that Executive is ineligible under the terms of such insurance to continue to be so covered, the Corporation shall provide the Executive with substantially equivalent coverage through other sources or will reimburse Executive for actual premiums paid for such alternative coverage that Executive obtains for the payment period.  If Executive prior to termination of employment hereunder was receiving any cash-in-lieu payments designed to enable Executive to obtain insurance coverage of his choosing, the Corporation shall, in addition to any other benefits to be provided under this Section 7(a)(iv), provide Executive with a lump-sum payment equal to the amount of such in-lieu payments that Executive would have been entitled to receive over the payment period, which lump sum payment shall be paid in the year in which the obligation to make such payment was triggered.  In addition, if the Corporation maintains any post-retirement welfare benefit program for senior executives, Executive shall be entitled to participate in such program.

(b)           Termination Without Cause or for Good Reason.  If Executive’s employment pursuant to this Agreement is terminated pursuant to subsection (d) of Section 6 hereof or Executive terminates this Agreement for Good Reason, then, in addition to the payments required by subsection (a) of this Section 7, Executive shall be entitled to and shall receive the Accrued Compensation, the Accrued Obligations, acceleration of vesting as set forth in Section 7(a)(iii) hereof and benefits as set forth in Section 7(a)(iv) hereof.  In addition, Executive shall be entitled to and shall receive a lump sum cash payment (the “Severance Payment”) from the Corporation.  The amount of the Severance Payment shall be an amount equal to the product of (x) the sum of Executive’s Base Salary and the Highest Annual Bonus and (y) 2.  The Severance Payment shall be subject to required withholding.

(c)           Termination For Cause or Without Good Reason.  If Executive’s employment pursuant to this Agreement is terminated pursuant to subsection (c) of Section 6 hereof, Executive terminates this Agreement without Good Reason, or Executive’s employment hereunder terminates due to the expiration of the period of employment, Executive shall be entitled to and shall receive the Accrued Compensation and the Accrued Obligations, except that he shall not be entitled to, and shall not receive, any payment with respect to the Highest Annual Bonus.

(d)           Tax Gross-Up.  If any payments received by Executive pursuant to this Agreement will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or similar provision of the Code, the Corporation shall pay to the Executive additional compensation such that the net amount received by the Executive after deduction of any Excise Tax (and taking into account any federal, state and local income taxes payable by the Executive as a result of the receipt of such gross-up compensation), shall be equal to the total payments he would have received had no such Excise Tax (or any interest or penalties thereon) been paid or incurred.  The Corporation shall pay such additional compensation at the time when the Corporation withholds such Excise Tax from any payments to the Executive (or otherwise makes a parachute payment to Executive).  The calculation of the tax gross-up payment shall be approved by an independent certified public accounting firm and the Executive’s designated financial adviser.

(e)           Payment Terms.  Unless otherwise specified in this Section 7, all cash payments to which Executive is entitled pursuant to this Section 7 shall be made in a lump sum within ten (10) business days of the date of termination.  If on the date of separation from service with the Corporation and all corporations or entities with which the Corporation would be considered a single employer under subsections (b) and (c) of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”), Executive is a “specified employee” as defined in Section 416(i) of the Code of a publicly traded company, determined as of December 31 of each calendar year and applied as of April 1 following such determination in accordance with Section 409A of the Code and the guidance issued by the Department of the Treasury with respect to the application of such Section 409A, the payment of the benefits payable under this Agreement which fall within the definition of “deferred compensation,” as such term is applied under such Section 409A, shall commence as of the first day on which payment could be made without triggering any tax or penalty under such Section 409A.

8.             CONFIDENTIAL INFORMATION.  Executive shall not at any time during the period of employment and thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Corporation or any of its subsidiaries, including, without limitation, drawings, plans, programs, specifications and non-public information relating to customers of the Corporation or its subsidiaries, except as may be required to perform his duties hereunder.  The provisions of this Section 8 shall survive the termination of Executive’s employment with the Corporation, provided that after the termination of Executive’s employment with the Corporation, the restrictions contained in this Section 8 shall not apply to any such trade secret or confidential information which becomes generally known in the trade.

9.             NON-COMPETITION: NON-MITIGATION: LITIGATION EXPENSES.

(a)           Executive shall not be required to mitigate the amount of any termination benefits due him under Section 7 herein, by seeking employment with others, or otherwise, nor shall the amount of such benefits be reduced or offset in any way by any income or benefits earned by Executive from another employer or other source.

(b)           For a period of twenty-four months after Executive’s termination of employment hereunder, Executive shall not enter into endeavors that are competitive with the business or operations of the Corporation and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, member stockholder (expect for passive investments of not more than a one percent interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market), consultant, independent contractor, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Company.

(c)           For a period of twenty-four months after Executive’s termination of employment hereunder, Executive shall not hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate his or her relationship with the Corporation.

(d)           The Corporation shall pay Executive’s attorneys’ fees for any proceeding or group of related proceedings to enforce, construe or determine the validity of the provisions of this Agreement.  Executive acknowledges that any breach or threatened breach of Sections 8, 9(b) or (c)  would damage the Corporation irreparably and, consequently, the Corporation, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunction, without having to post any bond or other security.

10.           CLAIMS PROCEDURE.

(a)           Executive, or other person claiming through Executive, must file a written claim for benefits with the Board as a prerequisite to the payment of benefits under this Agreement.  The Board shall make all determinations as to the right of any person to receive benefits under subsections (a) and (b) of this Section 10. Any denial by the Board of a claim for benefits by Executive, his heirs or personal representative (“the claimant”) shall be stated in writing by the Board and delivered or mailed to the claimant within 10 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period.  In no event shall such extension exceed a period of 10 days from the end of the initial period.  Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Board’s ability in a manner that may be understood without legal or actuarial counsel.

(b)           A claimant whose claim for benefits has been wholly or partially denied by the Board may request, within 10 days following the date of such denial, in a writing addressed to the Board, a review of such denial.  The claimant shall be entitled to submit such issues or comments in writing or otherwise as he shall consider relevant to a determination of his claim, and he may include a request for a hearing in person before the Board.  Prior to submitting his request, the claimant shall be entitled to review such documents as the Board shall agree are pertinent to his claim.  The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that such fees and expenses shall be borne by the Corporation.  All requests for review shall be promptly resolved.  The Board’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than 10 days following receipt by the Board of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Board’s decision shall be so mailed not later than 20 days after receipt of such request.

(c)           A claimant who has followed the procedure in subsections (a) and (b) of this section, but who has not obtained full relief on his claim for benefits, may submit such claim for expedited and binding arbitration of his claim before an arbitrator in Hennepin County, Minnesota, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect, or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”).  The Corporation shall advance the filing fees, arbitrator fees and other costs required to conduct the arbitration, as well as Executive’s attorney fees (which fees and costs shall not be recoverable by the Corporation).  The Corporation shall reimburse all of Executive’s remaining reasonable fees and expenses.  The arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator shall not change, add to, or subtract from, any of its provisions.  The arbitrator shall have the power to compel attendance of witnesses at the hearing.  Any court having competent jurisdiction may enter a judgment based upon such arbitration.  The arbitrator shall be appointed by mutual agreement of the Corporation and the claimant pursuant to the applicable commercial arbitration rules.  The arbitrator shall be a professional person with a national reputation for expertise in employee benefit matters and who is unrelated to the claimant and any employees of the Corporation.  All decisions of the arbitrator shall be final and binding on the claimant and the Corporation.

11.           MISCELLANEOUS.

(a)           This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, including any party with which the Corporation may merge or consolidate or to which it may transfer substantially all of its assets.

(b)           The rights and obligations of Executive under this Agreement are expressly declared and agreed to be personal, nonassignable and nontransferable during his life, but upon his death this Agreement shall inure to the benefit of his heirs, legatees and legal representatives of his estate.

(c)           The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.

(d)           No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Corporation and Executive.

(e)           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same agreement.

(f)            This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law principles thereof.

(g)           If any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and it shall not affect the validity or enforceability of any other provision.

(h)           Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when sent by registered or certified mail, postage prepaid, addressed as follows:

If to Executive:	Paul D. Finkelstein
Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439

If to the Corporation:	Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439
Attn: General Counsel

or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.

(i)            As used in this Agreement, the following term has the meaning given:

“Good Reason” shall mean the occurrence of any of the following:

(i)            the assignment to Executive of any duties inconsistent with Executive’s authorities, positions, duties, responsibilities and status with the Corporation, or any adverse alteration in the nature of Executive’s reporting responsibilities, titles, or offices, or any removal of Executive from, or any failure to reelect Executive to, any such positions, except in connection with a termination of the employment of Executive for Cause, permanent disability, or as a result of Executive’s death or by Executive other than for Good Reason;

(ii)           a reduction by the Corporation in Executive’s base salary then in effect;

(iii)          failure by the Corporation to continue in effect (without substitution of a substantially equivalent plan) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which Executive is participating, or the taking of any action by the Corporation which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans;

(iv)          any material breach by the Corporation of any provisions of the Employment Agreement;

(v)           Executive is excluded (without substitution of a substantially equivalent plan) from participation in any incentive, compensation, stock option, health, dental, insurance, pension or other benefit plan generally made available to senior executives in the Corporation;

(vi)          without Executive’s express written consent, the requirement by the Corporation that Executive’s principal place of employment be relocated more than twenty-five (25) miles from Minneapolis, Minnesota;

(vii)         the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Corporation’s obligations under the Employment Agreement;

(viii)        the Corporation purports to terminate Executive’s employment other than in accordance with a notice of termination in accordance with the provisions of the Employment Agreement.

(j)            There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit fro the Executive provided for in this Agreement.

(k)           Any dispute or controversy arising under or in connection with this Agreement, other than claims administered under Section 11, shall be settled exclusively by binding arbitration in the manner set forth in Section 10(c).

13.           PRIOR AGREEMENTS SUPERSEDED.  Upon the Effective Date, this Agreement shall supersede all prior agreements between the parties hereto with respect to the subject matter hereof, including without limitation the Existing Agreement and any and all change of control provisions contained in any agreement, arrangement or plan with or for the benefit of Executive, all of which are forever irrevocably waived by Executive; provided, however, that this Agreement shall not supersede any agreements between the Corporation and Executive regarding currently outstanding options held by Executive to purchase the Corporation’s common stock or restricted stock, except for the change of control provisions thereof, which are hereby superseded.

14.           NO INTERRUPTION OF BENEFITS.  This Agreement constitutes an amendment and restatement of the Employment Agreement, and nothing in this Agreement shall be deemed an interruption of Executive’s years of service for vesting of the Corporation’s benefit plans, vesting of options to purchase the Corporation’s common stock, or otherwise.

15.           INDEMNIFICATION.  The Corporation shall indemnify, defend, and hold Executive harmless, to the fullest extent allowed by law, from and against any liability, damages, costs, or expenses (including attorney’s fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Corporation or its affiliates, unless it is judicially determined, in a final, nonappealable order that Executive was guilty of gross negligence or willful misconduct.  The Corporation also agrees to maintain adequate directors and officers liability insurance for the benefit of Executive for the term of this Agreement and for at least three years thereafter.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date and year first above written.

REGIS CORPORATION

By:	/s/ Eric Bakken
Name:	Eric Bakken
Title:	Vice President

EXECUTIVE:

/s/ Paul D. Finkelstein
Paul D. Finkelstein